Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 3, 2002, relating to the financial statements and financial statement schedule of LodgeNet Entertainment Corporation, which appear in LodgeNet Entertainment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

We also consent to the incorporation by reference in this Registration Statement of our report dated May 23, 2003, relating to the financial statements, which appears in the Annual Report of LodgeNet Entertainment Corporation 401(k) Plan on Form 11-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
August 11, 2003